UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2010 (September 9, 2010)

ANCESTRY.COM INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34518	26-1235962
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 West 4800 North, Provo, UT	84604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On September 9, 2010, Ancestry.com Inc. (the “Company”) and certain subsidiaries terminated and paid off all amounts outstanding under the Credit and Guaranty Agreement dated as of December 5, 2007 (as amended or modified, the “Previous Credit Agreement”).

The Previous Credit Agreement was a secured credit facility for borrowings up to $150 million, including a term loan commitment of $140 million and a revolving loan commitment of up to $10 million, both of which were to mature on December 5, 2012. The full term loan component was borrowed in connection with the acquisition of the predecessor entity. As of September 9, 2010, the amount outstanding was $76,229,475, which was paid from cash on hand. The Company expects to incur a pre-tax charge of approximately $1.5 million related to the termination of the term loan. Under the Previous Credit Agreement, the Company was permitted to designate borrowings as base rate borrowings or Eurodollar rate borrowings. A loan under the Previous Credit Agreement could have been in the form of a (1) base rate loan that bore interest at the higher of (a) the Federal Funds Rate plus 0.50% or (b) the JP Morgan Chase Bank prime rate, plus a margin of 2.75% or 3.50% based on the Company’s Consolidated Leverage Ratio (as defined in the Previous Credit Agreement) or (2) the Eurodollar rate loan that bore interest based on the London Interbank Offer Rate (“LIBOR”), plus a margin of 3.75% to 4.50% based on the Company’s Consolidated Leverage Ratio. These and further terms and conditions of the Previous Credit Agreement have been previously reported in the Company’s various filings with the Securities and Exchange Commission and the Previous Credit Agreement itself is included as Exhibit 10.16 to the Company’s Form S-1/A Registration Statement filed on September 15, 2009.

Upon termination of the Previous Credit Agreement, all accrued but unpaid commitment fees owing thereunder were paid. No material early termination penalties were incurred by the Company or any of its subsidiaries as a result of the termination.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 9, 2010, in connection with the payoff of the term loan described in Item 1.02 above, the Company entered into a Credit Agreement among the Company, Ancestry.com Operations Inc., as the Borrower (the “Borrower”), and its domestic subsidiaries (which at September 9, 2010 was limited to TGN Services, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of the Company), as guarantors (together with the Company, individually and collectively “Guarantors”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, and certain other lenders (the “Credit Agreement”). The Credit Agreement provides for a three-year $100 million principal amount senior secured revolving credit facility, which includes a $5 million sublimit for the issuance of letters of credit and a $7 million sublimit for swingline loans.

The Borrower may elect that the loans comprising each borrowing bear interest generally at a rate equal to (i) LIBOR plus a margin that fluctuates between 1.50% and 2.00%, as determined by the Company’s Consolidated Leverage Ratio (as defined in the Credit Agreement) as set forth in its most recently delivered compliance certificate or (ii) the Base Rate (defined for any day as a fluctuating rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Bank of America prime rate and (c) the Eurodollar rate plus 1.00%), plus a margin that fluctuates between 0.50% and 1.00%, as determined by the Company’s Consolidated Leverage Ratio as set forth in its most recently delivered compliance certificate (the “Base Rate Applicable Margin”). Each swingline loan will bear interest at the Base Rate plus the Base Rate Applicable Margin. In addition, the Company will pay a commitment fee of 0.40% on any unused portions of the facility and a letter of credit fee that fluctuates between 1.50% and 2.00%, as determined by the Company’s Consolidated Leverage Ratio as set forth in its most recently delivered compliance certificate. The Credit Agreement has a maturity date of September 9, 2013.

The Credit Agreement is guaranteed by the Guarantors and is secured by a first-priority security interest in all of the capital stock of the Borrower and each Guarantor’s current and future wholly-owned domestic subsidiaries and 65% of the capital stock of each current and future Material Foreign Subsidiary (as defined in the Credit Agreement) and all of each Guarantor’s and the Borrower’s existing or hereafter acquired real and personal property and assets. The Credit Agreement contains financial and other covenants, including but not limited to, limitations on indebtedness, liens, mergers, asset sales, dividends and other payments in respect of equity interests, capital expenditures, investments, optional payments of subordinated debt and affiliate transactions (subject to qualifications and baskets), as well as the maintenance of a minimum fixed charge coverage ratio and a maximum senior secured leverage ratio. A violation of these covenants or the occurrence of certain other events could result in a default permitting the termination of the lenders’ commitments under the Credit Agreement and/or the acceleration of any loan amounts then outstanding.

Borrowings under the Credit Agreement may be used to finance the on-going working capital needs of the Company and its subsidiaries and for general corporate purposes, including permitted acquisitions and capital expenditures.

Certain lenders and agents under the Credit Agreement and their affiliates have in the past provided and any may in the future provide investment banking, underwriting, lending, commercial banking and other advisory services to the Company. The parties performing services in the past have received and any performing services in the future are expected to receive, customary compensation from the Company for such services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM INC.
(Registrant)

Date: September 13, 2010	By:	/s/ William C. Stern

William C. Stern
General Counsel